Jenkens & Gilchrist
A PROFESSIONAL CORPORATION

1445 ROSS AVENUE
SUITE 3200
DALLAS, TEXAS 75202

(214) 855-4500
FACSIMILE (214) 855-4300

www.jenkins.com

March 19, 2001

Board of Directors
Affiliated Bank, F.S.B.
500 Harwood Road
Bedford, Texas 76021

RE:	Federal Income Tax Opinion Relating to the Conversion Affiliated Bank, F.S.B. From a Federally-Chartered Mutual Savings Bank to a Federally-Chartered Stock Savings Bank Under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as Amended

Ladies and Gentlemen:

        In accordance with your request set forth herein below is the opinion of Jenkens & Gilchrist, a professional corporation, regarding the federal income tax consequences of the conversion of Affiliated Bank, F.S.B. (“Affiliated”) from a federal mutual institution to a federal stock institution pursuant to the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”).

        Capitalized terms used herein which are not expressly defined herein shall have the meaning ascribed to them in the Plan of Conversion dated January 17, 2001 (the “Plan”).

        Set forth below are our opinions, together with the assumptions upon which we have relied in rendering our opinion and any limitations on our opinion.

        A.      ASSUMPTIONS

        The following assumptions have been made in connection with our opinions herein below:

        1.      The Conversion is implemented in accordance with the terms of the Plan and all conditions precedent contained in the Plan shall be performed or waived prior to the consummation of the Conversion.

Jenkens & Gilchrist
A PROFESSIONAL CORPORATION

Board of Directors
Affiliated Bank, F.S.B.
March 19, 2001

        2.      No amount of the savings accounts and deposits of Affiliated, as of the Eligibility Record Date or the Supplemental Eligibility Record Date, will be excluded from participating in the Liquidation Account of Converted Bank. To the best of the knowledge of the management of Affiliated there is not now, nor will there be at the time of the Conversion, any plan or intention, on the part of the depositors in Affiliated to withdraw their deposits following the Conversion. Deposits withdrawn immediately prior to or immediately subsequent to the Conversion (other than maturing deposits) are considered in making these assumptions.

        3.      Holding Company and Converted Bank each have no plan or intention to redeem or otherwise acquire any of the Holding Company Conversion Stock to be issued in the proposed transaction.

        4.      Immediately following the consummation of the proposed transaction, Converted Bank will possess the same assets and liabilities as Affiliated held immediately prior to the proposed transaction, plus substantially all of the net proceeds from the sale of its stock to Holding Company except for assets used to pay expenses of the Conversion. The liabilities transferred to Converted Bank were incurred by Affiliated in the ordinary course of business.

        5.      No cash or property will be given to deposit account holders in lieu of Subscription Rights or an interest in the Liquidation Account of Converted Bank.

        6.      Following the Conversion, Converted Bank will continue to engage in its business in substantially the same manner as Affiliated engaged in business prior to the Conversion, and it has no plan or intention to sell or otherwise dispose of any of its assets, except in the ordinary course of business.

        7.      There is no plan or intention for Converted Bank to be liquidated or merged with another corporation following the consummation of the Conversion.

        8.      The fair market value of each savings account plus an interest in the Liquidation Account of Converted Bank will, in each instance, be approximately equal to the fair market value of each savings account of Affiliated plus the interest in the residual equity of Affiliated surrendered in exchange therefor.

        9.      Affiliated, Converted Bank and Holding Company are each corporations within the meaning of Section 7701(a)(3) of the Code.

Jenkens & Gilchrist
A PROFESSIONAL CORPORATION

Board of Directors
Affiliated Bank, F.S.B.
March 19, 2001

        10.      Holding Company has no plan or intention to sell or otherwise dispose of the stock of Converted Bank received by it in the proposed transaction.

        11.      Both Converted Bank and Holding Company have no plan or intention, either currently or at the time of Conversion, to issue additional shares of common stock following the proposed transaction, other than shares that may be issued to employees and/or directors pursuant to certain stock option and stock incentive plans or that may be issued to or pursuant to employee benefit plans.

        12.      Assets used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments and other payments in the normal course of business made by Affiliated immediately preceding the transaction) will in the aggregate constitute less than 1% of the net assets of Affiliated and any such expenses and distributions will be paid by Converted Bank from the proceeds of the sale of Holding Company Conversion Stock.

        13.      All distributions to deposit account holders in their capacity as deposit account holders (except for regular, normal interest payments made by Affiliated), will, in the aggregate, constitute less than 1% of the fair market value of the net assets of Affiliated.

        14.      At the time of the proposed transaction, the fair market value of the assets of Affiliated on a going concern basis (including intangibles) will equal or exceed the amount of its liabilities plus the amount of liabilities to which such assets are subject. Affiliated will have a positive regulatory net worth at the time of the Conversion.

        15.      Affiliated is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code. The proposed transaction does not involve a receivership, foreclosure, or similar proceeding before a federal or state agency involving a financial institution to which Section 585 of the code applies.

        16.      Affiliated’s Eligible Account Holders and Supplemental Eligible Account Holders will pay expenses of the Conversion solely attributable to them, if any. Holding Company and Affiliated will pay their own expenses for the transaction and will not pay any expenses solely attributable to Affiliated’s Eligible Account Holders and Supplemental Eligible Account Holders or to the Holding Company stockholders. The stockholders of Holding Company will pay the expenses incurred by themselves in connection with the proposed transaction.

Jenkens & Gilchrist
A PROFESSIONAL CORPORATION

Board of Directors
Affiliated Bank, F.S.B.
March 19, 2001

        17.      The liabilities of Affiliated assumed by Converted Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by Affiliated in the ordinary course of its business and are associated with the assets being transferred.

        18.      There will be no purchase price advantage for Affiliated's deposit account holders who purchase Holding Company Conversion Stock.

        19.      Neither Affiliated nor Converted Bank is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

        20.      None of the compensation to be received by any deposit account holder-employees of Affiliated or Holding Company will be separate consideration for, or allocable to, any of their deposits in Affiliated. No interest in the Liquidation Account of Converted Bank will be received by any deposit account holder-employees as separate consideration for, or will otherwise be allocable to, any employment agreement, and the compensation paid to each deposit account holder-employee, during the twelve-month period preceding or subsequent to the Conversion, will be for services actually rendered and will be commensurate with amounts paid to the third parties bargaining at arm’s-length for similar services. No shares of Holding Company Conversion Stock will be issued to or purchased by any deposit account holder-employee of Affiliated or Holding Company at a discount or as compensation in the proposed transaction.

        21. No creditors of Affiliated, or the depositors in their role as creditors, have taken any steps to enforce their claims against Affiliated by instituting bankruptcy or other legal proceedings, in either a court or appropriate regulatory agency, that would eliminate the proprietary interests of the Members prior to the Conversion of Affiliated including depositors as the equity holders of Affiliated.

        22.      The proposed transaction does not involve the payment to Converted Bank or Affiliated of financial assistance from federal agencies within the meaning of Notice 89-102, 1989-40 C.B. 1.

        23.      On a per share basis, the purchase price of Holding Company Conversion Stock will be equal to the fair market value of such stock at the time of the completion of the proposed transaction.

        24.      Affiliated has received or will receive an opinion from Ferguson & Company (“Appraiser’s Opinion”), which concludes that the Subscription Rights to be received by Eligible

Jenkens & Gilchrist
A PROFESSIONAL CORPORATION

Board of Directors
Affiliated Bank, F.S.B.
March 19, 2001

Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any ascertainable fair market value, since they are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients a right only to purchase Holding Company Conversion Stock at a price equal to its estimated fair market value, which will be the same price as the Public Offering Price for unsubscribed shares of Holding Company Conversion Stock.

        25.      Affiliated will not have any net operating losses, capital loss carryovers or built-in losses at the time of the Conversion.

        26.      Affiliated has utilized a reserve for bad debts in accordance with Section 585 of the Code.

        27.      Immediately after the Conversion, Affiliated will not be a "large bank" as such term is defined by Section 585(c)(2) of the Code.

        28.      The Eligible Account Holders’, Supplemental Eligible Account Holders’, and Other Members’ proprietary interests in Affiliated arise solely by virtue of the fact that they are account holders in Affiliated.

        29.      The aggregate fair market value of the Qualifying Deposits held by Eligible Account Holders as of the close of business on the Eligibility Record Date equalled or exceeded 99% of the aggregate fair market value of all savings accounts in Affiliated as of the close of business on such date.

        30.      Liquidation Accounts will have nominal, if any, fair market value at the effective date of the Conversion.

        B.      OPINION

        Based solely on the assumptions set forth herein above and our analysis and examination of applicable federal income tax laws, rulings, regulations, judicial precedents and the Appraiser’s Opinion, we are of the opinion that if the transaction is undertaken in accordance with the above assumptions:

Jenkens & Gilchrist
A PROFESSIONAL CORPORATION

Board of Directors
Affiliated Bank, F.S.B.
March 19, 2001

        1.      The Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Neither Affiliated nor Converted Bank will recognize any gain or loss as a result of the transaction (Rev. Rul. 80-105, 1980-1 C.B. 78). Affiliated and Converted Bank will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

        2.      Converted Bank will recognize no gain or loss upon the receipt of money and other property, if any, in the Conversion, in exchange for its shares. (Section 1032(a) of the Code.)

        3.      No gain or loss will be recognized by Holding Company upon the receipt of money for Holding Company Conversion Stock. (Section 1032(a) of the Code.)

        4.      The basis of Affiliated’s assets in the hands of Converted Bank will be the same as the basis of those assets in the hands of Affiliated immediately prior to the Conversion. (Section 362(b) of the Code.)

        5.      Converted Bank’s holding period of the assets of Affiliated will include the period during which such assets were held by Affiliated prior to the Conversion. (Section 1223(2) of the Code.)

        6.      Converted Bank, for purposes of Section 381 of the Code, will be treated as if there had been no reorganization. The tax attributes of Affiliated enumerated in Section 381(a) of the Code will be taken into account by Converted Bank as if there had been no reorganization. Accordingly, the tax year of Affiliated will not end on the effective date of the Conversion. The part of the tax year of Affiliated before the Conversion will be includable in the tax year of Converted Bank after the Conversion. Therefore, Affiliated will not have to file a federal income tax return for the portion of the tax year prior to the Conversion. (Rev. Rul. 57-276, 1957-1 C.B. 126.)

        7.      Depositors will realize gain, if any, upon the constructive issuance to them of withdrawable deposit accounts of Converted Bank, Subscription Rights and/or interests in the Liquidation Account of Converted Bank. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the Liquidation Accounts and/or Subscription Rights received. The Liquidation Accounts will have nominal, if any, fair market value. Based solely on the accuracy of the conclusion reached in the Appraiser’s Opinion, and our reliance on such opinion, that the Subscription Rights have no value at the time of distribution or exercise, no gain or loss will be required to be recognized by depositors upon receipt or distribution of subscription rights. (Section 1001 of the Code.) SEE PAULSEN V. COMMISSIONER, 469 U.S. 131,139 (1985). Likewise, based solely on the accuracy of the aforesaid conclusion reached in the

Jenkens & Gilchrist
A PROFESSIONAL CORPORATION

Board of Directors
Affiliated Bank, F.S.B.
March 19, 2001

Appraiser’s Opinion, and our reliance thereon, we give the following opinions: (a) no taxable income will be recognized by the borrowers, directors, officers and employees of Affiliated upon the distribution to them of Subscription Rights or upon the exercise or lapse of the Subscription Rights to acquire Holding Company Conversion Stock at fair market value; (b) no taxable income will be realized by the depositors of Affiliated as a result of the exercise or lapse of the Subscription Rights to purchase Holding Company Conversion Stock at fair market value. Rev. Rul. 56-572, 1956-2 C.B. 182; and (c) no taxable income will be realized by Affiliated, Converted Bank or Holding Company on the issuance or distribution of Subscription Rights to depositors of Affiliated to purchase shares of Holding Company Conversion Stock at fair market value. (Section 311 of the Code.)

              Notwithstanding the Appraiser’s Opinion, if the Subscription Rights are subsequently found to have a fair market value, income may be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or Converted Bank may be taxable on the distribution of the Subscription Rights. (Section 311 of the Code.) In this regard, the Subscription Rights may be taxed partially or entirely at ordinary income tax rates.

        8.      The creation of the Liquidation Account on the records of Converted Bank will have no effect on Affiliated’s or Converted Bank’s taxable income, deductions, or tax bad debt reserve.

        9.      A depositor’s basis in the savings deposits of Converted Bank will be the same as the basis of his savings deposits in Affiliated. (Section 1012 of the Code.) Based upon the Appraiser’s Opinion, the basis of the Subscription Rights will be zero. The basis of the interest in the Liquidation Account of Converted Bank received by Eligible Account Holders and Supplemental Eligible Account Holders will be equal to the cost of such property, i.e., the fair market value of the proprietary interest in Affiliated, which in this transaction we assume to be zero.

        10.      The basis of Holding Company Conversion Stock to its shareholders will be the purchase price thereof. (Section 1012 of the Code.)

        11.      A shareholder’s holding period for Holding Company Conversion Stock acquired through the exercise of the Subscription Rights shall begin on the date on which the Subscription Rights are exercised. (Section 1223(6) of the Code.) The holding period for the Holding Company Conversion Stock purchased pursuant to the Direct Community Offering, Public

Jenkens & Gilchrist
A PROFESSIONAL CORPORATION

Board of Directors
Affiliated Bank, F.S.B.
March 19, 2001

Offering or under other purchase arrangements will commence on the date following the date on which such stock is purchased. (Rev. Rul. 70-598, 1970-2 C.B. 168).

        12.      Regardless of any book entries that are made for the establishment of a Liquidation Account, the reorganization will not diminish the accumulated earnings and profits of Affiliated available for the subsequent distribution of dividends, within the meaning of Section 316 of the Code. Section 1.312- 11(b) and (c) of the Treasury regulations. Converted Bank will succeed to and take into account the earnings and profits or deficit in earnings and profits of Affiliated as of the date of Conversion.

        C.      LIMITATIONS

        1.      The above opinions are effective to the extent that Affiliated is solvent. No opinion is expressed about the tax treatment of the transaction if Affiliated is insolvent. Whether or not Affiliated is solvent will be determined at the end of the taxable year in which the transaction is consummated.

        2.      Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the "Regulations"), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

        3.      The opinions expressed herein represent counsel's best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the Plan and the assumptions contained in this opinion letter. We have made no independent investigation of the assumptions set forth above. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions in a material way. Any material inaccuracy or incompleteness in these assumptions could adversely affect the opinions stated herein.

        4.      No opinion is expressed as to the tax treatment of the transaction under the provisions of any of the other sections of the Code and Regulations which may also be applicable

Jenkens & Gilchrist
A PROFESSIONAL CORPORATION

Board of Directors
Affiliated Bank, F.S.B.
March 19, 2001

thereto, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction which are not specifically covered by the opinions set forth above.

        5.      This opinion letter is issued to you solely for your use and for the benefit of your shareholders in connection with the Conversion and no other person or entity may rely hereon without our express written consent. A copy of this opinion letter may be attached to required regulatory filings with the Securities and Exchange Commission or the Office of Thrift Supervision.

Respectfully submitted, /s/ JENKENS & GILCHRIST, P.C. JENKENS & GILCHRIST A Professional Corporation

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